UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 06, 2022

TENON MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41364	45-5574718
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

104 Cooper Court Los Gatos, CA	95032
(Address of registrant’s principal executive office)	(Zip code)

(408)
649-5760
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TNON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company
☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.  Entry into a Material Definitive Agreement

On October 06, 2022, Tenon Medical, Inc. (the “Company”) entered into the Terminating Amended and Restated Exclusive Sales Representative Agreement (the “
Termination Agreement
”) with SpineSource, Inc.  (“
SpineSource
”), which terminated the existing Amended and Restated Exclusive Sales Representative Agreement, effective May 20, 2021 between the Company and SpineSource (the
“
Restated Sales Agreement
”).  Under the Restated Sales Agreement, SpineSource received, among other things, exclusive rights to market, promote and distribute Company’s “Catamaran” product – known as the Catamaran Sacroiliac Joint Fusion System (the “
Product
”) – in the United States and Puerto Rico.  Pursuant to the terms of the Termination Agreement the parties agreed that they shall have no further rights or obligations under the Restated Sales Agreement except for those expressly provided to survive termination, including (i) indemnification obligation; (ii) commissions payable under the Restated Sales Agreement that were due prior to the effective date of the Termination Agreement.  However in lieu of rights to any amounts that may have come due to SpineSource under the Restated Sales Agreement had it not been terminated, and pursuant to the Termination Agreement, (i) the Company paid SpineSource $1,000,000 in cash; and (ii) the Company agreed to pay SpineSource (a) $85,000 per month during the six months after the date of the Termination Agreement (the “
Transition Period
”) and (b) 20% of net sales of the Product sold in the United States and Puerto Rico until December 31, 2023 and (c) after December 31, 2023, a commission in an amount equal to 10% of net sales until such time as the aggregate amount paid to SpineSource under this clause (c) and clause (b) above equal $3,600,000.  In the event of an acquisition of the Company, the Company will pay SpineSource $3,600,000 less previous amounts paid to SpineSource pursuant to this clause (c) and clause (b) above.  For payments received during the Transition Period SpineSource agreed to (i) use its best efforts and devote as much time as necessary to transfer to Company all work product it developed on its own or in collaboration with the Company in connection with the Product; (ii) assist Company in obtaining assignments of all agreements in effect as of the Effective Date of this Agreement and all open negotiations, in each case, relating to the Product; (iii) provide certain summaries and (iv) train Company personnel at mutually agreed upon dates and time, and transfer related training materials to Company.

Simultaneously with the execution of the Termination Agreement, the Company entered into a Consulting Agreement dated October 6, 2022, with SpineSource (the “
Consulting Agreement
”). Under the terms and conditions of the Consulting Agreement, SpineSource shall be tasked with organizing, recruiting, training, and coordinating the Company’s Clinical Specialist program, Physician Education program and Sales Education program as more specifically described in the Consulting Agreement.

The term of the Consulting Agreement is from October 6, 2022, until October 05, 2023, unless extended by mutual agreement of the parties in writing for additional one-year terms, or terminated in accordance with the terms of the Consulting Agreement. In consideration for the services to be provided by SpineSource, the Company shall provide SpineSource a base consulting fee of $700,000 per year, payable in monthly instalments, along with additional compensation of $62,500 per quarter, if certain sales target are met, for four quarters; along with any travel and related out-of-pocket expenses incurred by SpineSource in connection with the performance of the services.

The Consulting Agreement contains non-solicitation and non-competition provisions.

The foregoing summary of the material terms of the Consulting Agreement and the Termination Agreement are not complete and are qualified in its entirety by reference to the text of the Consulting Agreement and the Termination Agreement, as applicable, copies of which is filed herewith as Exhibit 10.1 and 10.2, respectively, the terms of which are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

The applicable disclose set forth in Item 1.01 of the Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The applicable disclose set forth in Item 1.01 of the Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

The Company has issued a press release with regard to the execution of the Termination Agreement and the Consulting Agreement. The Company believes that as a result of the accrual of the payments owed to SpineSource under the Termination Agreement, the Company will incur a charge of approximately $4.6 million in the fourth quarter of the current fiscal year in addition to the fees for the consulting and transition services to be provided during the quarter.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Consulting Agreement, by and between Tenon Medical, Inc., and SpineSource, Inc.; dated October 06, 2022.
10.2	Agreement Terminating Amended and Restated Exclusive Sales Representative Agreement, by and between Tenon Medical, Inc., and SpineSource, Inc.; dated October 06, 2022.
99.1	Press Release

*Portions of this exhibit have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2022	TENON MEDICAL, INC.

	By:	/s/ Steven M. Foster
	Name:	Steven M. Foster
	Title:	Chief Executive Officer and President